As filed with the Securities and Exchange Commission on April 20, 2011

Registration File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST COMMUNITY CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina	57-1010751
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

5455 Sunset Blvd.

Lexington, South Carolina 29072

(Address of Principal executive offices)

Michael C. Crapps

Chief Executive Officer

First Community Corporation

5455 Sunset Blvd.

Lexington, South Carolina 29072

(803) 951-2265

 (Name, address, and telephone number of agent for service)

Copies Requested to:

Neil E. Grayson, Esq.

Nelson Mullins Riley & Scarborough LLP

Poinsett Plaza, Suite 900

Greenville, South Carolina 29601

Telephone: (864) 250-2300

Fax: (864) 232-2925

Approximate date of commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to divided or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $1.00 per share	150,000	$6.50	$975,000	$113.20

(1)          In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of the Registrant’s common stock as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)          This estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and is based on the average of the high and low prices of the common stock on April 14, 2011, as reported by the Nasdaq Capital Market.

PROSPECTUS

FIRST COMMUNITY CORPORATION

Dividend Reinvestment Plan

150,000 Shares of Common Stock

This prospectus relates to 150,000 shares of common stock of First Community Corporation (the “Company”) to be issued under our Dividend Reinvestment Plan (the “Plan”). The purpose of the Plan is to provide our shareholders with a simple and cost effective method of investing cash dividends and optional cash payments in additional shares of the Company’s common stock without fees of any kind and at market price.  We have authorized the issuance of an aggregate of 100,000 shares (subject to adjustment, and adjusted to date, to reflect changes in capitalization) under the Plan since its inception.  All of these shares have been sold prior to the date of this prospectus and this prospectus does not relate to those shares.

Shares of the Company’s common stock are traded on the Nasdaq Capital Market under the trading symbol “FCCO.”  On April 14, 2011, the closing sales price of our common stock, as reported by Nasdaq, was $6.50 per share.

Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, (800) 525-7686, will administer the Plan.  All holders of record of shares of our common stock are eligible to participate in the Plan.  If your shares are held in “street name,” such as through a broker or other nominee, you must ask the broker or nominee to transfer the shares into your own name to be eligible to participate in the Plan.

We suggest that you retain this prospectus for future reference.

Investing in our common stock involves risks.  Please see “Risk Factors” on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Shares of our common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is April 20, 2011

GENERAL

First Community Corporation, a bank holding company registered under the Bank Holding Company Act of 1956, as amended, was incorporated under the laws of South Carolina in 1994 primarily to own and control all of the capital stock of First Community Bank, N.A. (the “Bank”), which commenced operations in August 1995.  On October 1, 2004, the Company completed its acquisition of DutchFork Bancshares, Inc. and its wholly-owned subsidiary, Newberry Federal Savings Bank.  During the second quarter of 2006, the Company completed its acquisition of DeKalb Bankshares, Inc., the holding company for The Bank of Camden. On September 15, 2008, the Company completed the acquisition of two financial planning and investment advisory firms, EAH Financial Group and Pooled Resources, LLC.  On November 21, 2008, as part of the Capital Purchase Program (the “CPP”) established by the U.S. Department of the Treasury (“Treasury”) under the Emergency Economic Stabilization Act of 2008 , we entered into a Purchase Agreement with Treasury dated November 21, 2008 pursuant to which the Company issued and sold to Treasury (i) 11,350 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series T, having a liquidation preference of $1,000.00 per share (the “Series T Preferred Stock”), and (ii) a ten-year warrant to purchase up to 195,915 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), at an initial exercise price of $8.69 per share (the “Warrant”), for an aggregate purchase price of $11,350,000 in cash.

The Company engages in a commercial banking business from our main office in Lexington, South Carolina and our 11 full-service offices located in Lexington (two), Forest Acres, Irmo, Cayce-West Columbia, Gilbert, Chapin, Northeast Columbia, Prosperity, Newberry and Camden. The Company offers a wide-range of traditional banking products and services for professionals and small-to medium-sized businesses, including consumer and commercial, mortgage, brokerage and investment, and insurance services.  The Company also offers online banking to our customers.

At December 31, 2010, we had total assets of approximately $599.0 million, total loans of approximately $329.9 million, total deposits of approximately $455.3 million, and approximately $41.8 million in shareholders’ equity.

Our principal executive offices are located at: 5455 Sunset Blvd., Lexington, South Carolina 29072, and our telephone number is (803) 951-2265.

DESCRIPTION OF THE PLAN

The following is a question and answer statement of the provisions of the Plan as in effect for cash dividends paid to holders of record of our common stock on and after July 7, 2003. Those holders of our common stock who do not wish to participate in the Plan will receive cash dividends, when and as declared, in the usual manner.

PURPOSE

1.                                       What is the purpose of the plan?

The purpose of the plan is to provide our shareholders the opportunity to invest cash dividends and optional cash payments in shares of our common stock.  We intend that shares purchased under the Plan will be original issue shares, although we may elect to purchase the shares on the open market.  Shares purchased under the Plan will have the same rights with respect to dividends and voting as all other shares of our common stock.  (See Questions 10, 12 and 13.)  We anticipate using the reinvested dividends and optional cash payments for general corporate purposes, including capital contributions to the Bank.

ADVANTAGES

2.                                       What are the advantages of the Plan?

Participants in the Plan may:

•                  Automatically reinvest all or a portion of their common stock cash dividends, without payment of a service charge or brokerage commission, in our common stock at 97% of the fair market value of the common stock.

•                  Invest additional cash, up to $5,000 per dividend period, without the payment of a service charge or brokerage commission, in additional shares of our common stock at 97% of the fair market value of the common stock.  (See Questions 10, 12 and 13.)

•                  Invest the full amount of all dividends and optional cash payments, since fractional share interests may be held under the plan.

•                  Avoid safekeeping and recordkeeping requirements and costs through the free custodial service and reporting provisions of the Plan.

ADMINISTRATION

3.                                       Who administers the Plan for participants?

Registrar and Transfer Company will administer the Plan, purchase and hold shares of common stock acquired from us under the Plan, keep records, send statements of account activity to participants, and perform other duties related to the Plan.  Participants may contact the administrator by writing to:

Registrar and Transfer Company

Attn: Dividend Reinvestment Department

10 Commerce Drive

Cranford, NJ 07016

Participants may also contact the administrator by telephoning (800) 525-7686 or by facsimile at (908) 497-2314.

PARTICIPATION

4.                                       Who is eligible to participate in the Plan?

All holders of record of shares of our common stock are eligible to participate in the Plan.  A holder of record is a person who owns shares of our common stock registered in his or her name on our records.  If your shares are held in “street name,” such as through a broker or other nominee, you must ask the broker or nominee to transfer the shares into your own name to be eligible to participate in the Plan.  If any participants have the same social security or federal tax identification number, the maximum amount which all such participants may invest as optional cash payments each dividend period is limited to the maximum amount that one participant may so voluntarily invest each dividend period.  (See Question 13.)  All nominees or brokers wishing to participate in the Plan should contact the administrator at (800) 525-7686.

5.                                       How does an eligible shareholder become a participant?

An eligible shareholder may join the Plan by signing a participant enrollment form and returning it to the administrator.  Participant enrollment forms may be obtained at any time by request to either:

Registrar and Transfer Company	or	First Community Corporation
Attn: Dividend Reinvestment Department		Attn: Shareholder Information
10 Commerce Drive		5455 Sunset Blvd.
Cranford, NJ 07016		Lexington, South Carolina 29072
Phone: (800) 525-7686		Phone: (803) 951-2265
(between 9:00 a.m. and 5:00 p.m. Eastern time)

6.                                       What are a shareholder’s participation options?

Participants may elect full reinvestment or partial reinvestment of cash dividends.  If a shareholder chooses partial reinvestment, the shareholder must designate on the participant enrollment form the number of whole shares for which the shareholder wishes to reinvest dividends.  Dividends paid on all other shares registered in the participant’s name will be paid in cash.

7.                                       When may an eligible shareholder join the Plan?

An eligible shareholder may join the Plan at any time.  If a participant enrollment form is received by the administrator on or before the record date established for payment of a particular dividend, reinvestment of dividends under the Plan will commence with that dividend.  If a participant enrollment form is received after the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend.  We anticipate that the quarterly dividend record and payment dates will ordinarily occur on or about the following dates:

Record Date	Payment Date
January 31	February 15
April 30	May 15
July 31	August 15
October 31	November 15

If a participant enrollment form accompanied by an optional cash payment is received by the administrator at least seven business days prior to the next purchase date, the optional cash payment will be used to purchase shares of common stock on that purchase date.  If a participant enrollment form accompanied by an optional cash payment is received by the administrator less than seven business days prior to a purchase date, the optional cash payment will be returned to the shareholder.

COSTS

8.                                      Are there any expenses to participants in connection with purchases under the Plan?

Participants will incur no brokerage commissions or service charges for purchases made under the Plan.

PURCHASES

9.                                       How many shares of common stock will be purchased for participants?

The number of shares purchased under the Plan for each participant will depend on the amount of each participant’s dividends and optional cash payments, and the market price of our common stock.  Each participant’s account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount invested under the Plan by the participant, divided by the applicable purchase price per share of the common stock.

10.                                 When and at what price will shares of common stock be purchased under the Plan?

Purchases of shares with reinvested dividends and optional cash payments will be made as of each dividend payment date.  Optional cash payments must be received at least seven business days prior to a purchase date to be used to purchase shares on that purchase date.  Participants may obtain the return of any optional cash payment at any time up to two business days before a purchase date.  No interest will be paid on any funds received under the Plan. Our quarterly dividend payment dates will ordinarily occur on or about the 15th day of January, April, July, and October.

The price for shares of common stock purchased directly from the Company will be 97% of the average of the closing price of the common stock on the Nasdaq Capital Market for the five days on which our common stock was traded that immediately precede the purchase date.  However, if the Company elects to have the Plan acquire shares through open market purchases, the price for those shares will be the weighted average of the actual prices paid for those shares.

11.                                 Will certificates be issued for shares of common stock purchased under the Plan?

Unless requested by a participant, certificates for shares of common stock purchased under the Plan on behalf of a participant will not be issued in a participant’s name.  Certificates for any number of whole shares credited to a participant’s account under the Plan will be issued in the participant’s name upon receipt by the administrator of a written request from the participant, but we reserve the right to require payment of a reasonable charge ($10.00 as of April 20, 2011) for the issuance of these certificates.  Certificates representing fractional share interests will not be issued under any circumstances. (See Question 18.)

OPTIONAL CASH PAYMENTS

12.                                 How may optional cash payments be made?

Only participants who are having dividends reinvested under the plan may make optional cash payments.  An optional cash payment may be made by enclosing a check or money order payable to “Registrar and Transfer Company, Agent” with the optional cash payment form, and mailing them to the administrator. The deadline for receiving optional cash payments to be invested is 4:00 p.m., Eastern Time, on the seventh business day prior to each purchase date.

13.                                 What are the limitations on making optional cash payments?

The same amount of money does not need to be sent each dividend period, and a participant is under no obligation to make an optional cash payment in any dividend period.  The minimum optional cash payment is $100 and the maximum optional cash payment is $5,000 in any dividend period.

REPORTS TO PARTICIPANTS

14.                                 What reports will be sent to participants?

As soon as practicable after each purchase made under the Plan on behalf of a participant, the participant will receive a statement showing the amount invested, the purchase price, the number of shares purchased, and other information regarding the status of the participant’s account as of the date of such statement.  Each participant is responsible for retaining these statements in order to establish the cost basis of his or her shares purchased under the Plan for tax purposes.

SALE OF SHARES

15.                                 How can participants sell shares of stock held in the Plan?

A participant can sell all or part of the participant’s shares either through a broker or through the plan administrator.  If the participant elects to sell through a broker of its choice, the participant must first request the plan administrator to send a certificate representing the number of full shares the participant wants to sell.  In no case will certificates for fractional share interests be issued.

Alternatively, the participant can request that the plan administrator sell some or all of the participant’s shares. The plan administrator will sell the shares through brokers or dealers selected by the plan administrator in its sole discretion, and the brokers or dealers may be affiliated with the plan administrator and/or the Company.  If the participant requests that the plan administrator arrange for the sale of shares, the participant will be charged a commission by the brokers or dealers selected by the plan administrator, which will be deducted, along with any applicable taxes or other fees incurred by the plan administrator, from the cash proceeds paid to the participant.

If the participant requests that the plan administrator arrange for the sale of shares, the participant will not be able to direct the date or price at which the shares are sold.  The plan administrator will attempt in good faith to arrange for the sale within 10 days after receiving the participant’s request.  In addition, shares being sold for the participant may be aggregated with those of other plan participants who have requested sales.  In that case, the participant will receive proceeds based on the weighted average sales price of all shares sold, less the participant’s pro rata share of brokerage commissions, applicable taxes and other fees.

Please remember that if a participant elects to sell shares through the plan administrator, the price of our common stock may decline during the period between the plan administrator’s receipt of the request to sell and the date of the sale in the open market.  A participant should carefully evaluate this risk.  The participant must also assume a similar risk between the time that the participant requests and receives a certificate.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

16.                                 How may a participant withdraw shares purchased under the Plan?

A participant may withdraw all or any portion of the whole shares of common stock held in the participant’s account under the Plan by notifying the administrator in writing.  The notice should be sent to Registrar and Transfer Company, Attn: Dividend Reinvestment Department, 10 Commerce Drive, Cranford, NJ 07016.  A certificate for the whole shares so withdrawn will be issued in the name of and mailed to the participant.  We will not issue certificates for fractional share interests. (See Question 18.)

TERMINATION OF PARTICIPATION

17.                                 How may a participant’s participation in the Plan be terminated?

A participant may terminate participation in the Plan at any time by notifying the administrator in writing.  However, any notice of termination received by the administrator between a dividend record date and payment date will not be effective insofar as that dividend is concerned.  The termination notice should be sent to Registrar and Transfer Company, Attn:  Dividend Reinvestment Department, 10 Commerce Drive, Cranford, NJ 07016.  We may also terminate a participant’s participation in the Plan by giving written notice to that effect to a participant at any time.  However, if such notice is given between a dividend record date and payment date, the termination shall not be effective insofar as that dividend is concerned.

18.                                 What happens to the whole shares and any fractional share interest in a participant’s account when a participant’s participation in the Plan is terminated?

Upon termination of a participant’s participation in the Plan, we will issue a certificate for the number of whole shares in the participant’s account in the name of the participant.  Any fractional shares at the time of termination will be liquidated at the then-prevailing price, and the participant will receive a check for the proceeds.

OTHER INFORMATION

19.                                 What happens to a participant’s plan account if all shares registered in the participant’s name are transferred or sold?

If a participant disposes of all shares of common stock registered in the participant’s name on the shareholder records of the Company without terminating participation in the Plan, the administrator will continue to reinvest dividends payable on the shares of common stock held in the participant’s plan account until such time as the participant’s participation in the Plan is terminated. (See Question 17.)

20.                                 What happens if we have a common stock rights offering, stock dividend, or stock split?

If we effect a common stock dividend or stock split, we will credit each participant’s account with additional shares based on the number of shares that the participant holds in the account on the record date for the dividend or split.  If we grant shareholders rights or warrants to purchase additional shares of common stock or other securities, then we will grant these rights or warrants to participants based on the number of shares held in their accounts on the record date for the grant.

21.                                 How will a participant’s plan shares be voted at a meeting of shareholders?

If on the record date for a meeting of shareholders there are any whole shares credited to a participant’s account under the Plan, we will add those whole shares to the shares registered in the participant’s name on our shareholder records.  The participant will receive one proxy covering the total of these shares, which will be voted as the participant directs.

22.                                 May a participant transfer the ownership of the shares in his plan account?

A participant may transfer the ownership of any of his or her shares held under the plan to another person by mailing an executed stock power to the administrator.  Transfers may only be made in whole share amounts.  Requests for transfer are subject to the same requirements as for transfer of common stock certificates generally, including the requirement of a medallion stamp guarantee on the stock power.  Stock power forms are available from the administrator.

Once shares in a plan account are transferred, the transferee must obtain a participant enrollment form from the administrator to enroll the shares in the Plan.  Transferred shares will not be automatically enrolled in the Plan.  The transferee may send the participant enrollment form to the administrator at the same time as the transferor submits the stock power form to effectuate the transfer.

23.                                 What are the federal income tax consequences of participation in the plan?

Under the current provisions of the Internal Revenue Code, the purchase of shares of common stock under the Plan will generally result in the following federal income tax consequences:

Reinvested Dividends. In the case of reinvested dividends, the participant must include the amount of the dividends in gross income.  The participant’s basis in shares purchased with reinvested dividends will be equal to the amount of dividends reinvested on the relevant dividend payment date.

Optional Cash Payments.  The participant’s basis in shares acquired with optional cash payments will be equal to the amount of optional cash payments made to purchase such shares.

There is no tax on the discount (the difference between the fair market value of the shares and the amount paid for those shares, whether through reinvested dividends or optional cash payments) at the time the shares are acquired.  Any tax will be calculated upon the disposition of those shares in a taxable transaction, based on the difference between the consideration received for the shares and the participant’s basis in those shares as determined above.  Assuming the stock constitutes a capital asset in the hands of the participant, any such tax on the disposition of the stock will be a capital gain or loss, taxed as either a short-term or long-term capital gain or loss depending on whether the stock was held by the participant for more or less than one year.

Additional Information.  The holding period for the plan shares will begin the day after the date the shares are acquired.  A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant’s account under the Plan.  However, a participant who receives a cash payment for a fractional share will realize gain or loss measured by the difference between the amount of the cash received and the participant’s basis in the fractional share.  If, as usually is the case, the common stock is a capital asset in the hands of a participant, this gain will be short-term or long-term capital gain, depending upon whether the holding period for the shares is more or less than one year.

In general, the corporate dividends-received deduction has been reduced to 70% and may be further reduced.  Corporate shareholders also should be aware that the Internal Revenue Code limits the availability of the dividends-received deduction under special rules, including the situation in which a shareholder incurs indebtedness directly attributable to the stock or fails to satisfy certain holding period requirements.  Corporate shareholders who participate in the Plan should consult their own tax advisers to determine their eligibility for the dividends-received deduction.

The above is intended only as a general discussion of the current federal income tax consequences of participation in the Plan.  Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the Plan.

24.                                 Will the shares purchased under the Plan be listed on the Nasdaq Capital Market?

We will seek approval of the shares for quotation on the Nasdaq Capital Market, subject to official notice of issuance.  (Shares purchased on the open market will already be listed on the Nasdaq Capital Market.)  We will notify Nasdaq to permit the listing of the common stock issued in connection with the Plan.

25.                                 What are the responsibilities of the Company and the administrator under the Plan?

Neither we nor the administrator shall be liable for any act done in good faith or for any good faith omission to act, including any claims of liability (i) arising out of failure to terminate a participant’s account upon the participant’s death prior to receipt by the administrator of notice in writing of such death, (ii) with respect to the price at, or terms upon which, shares of common stock may be purchased under the Plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the common stock before, at, or after the time any such purchases may be made, nor shall either we nor the administrator have any duties, responsibilities, or liabilities except such as are expressly set forth in the Plan.  The terms and conditions of the Plan are governed by the laws of the State of South Carolina.

26.                                 Who bears the risk of market fluctuations in the price of the common stock?

A participant’s investment in shares held in a plan account is no different than an investment in shares not held in a plan account.  Each participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares.  The investment is not a deposit or an account and is not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency.

Neither we nor the administrator can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.  Each participant should recognize that neither we nor the administrator can provide any assurance of a profit or protection against loss on any shares purchased under the plan.

27.                                 May the Plan be changed or discontinued?

We reserve the right to modify, suspend, or terminate the Plan at any time.  We will notify participants of any such modification, suspension, or termination.

28.                                 Who should be contacted with questions about the Plan?

Any question of interpretation arising under the Plan will be determined by us, and our determination shall be final.  If you have any questions about the Plan, you can contact either the administrator or us, at the following addresses:

The administrator:	The Company:

Registrar and Transfer Company	First Community Corporation
Attn: Dividend Reinvestment Department	Attn: Shareholder Information
10 Commerce Drive	5455 Sunset Blvd.
Cranford, NJ 07016	Lexington, South Carolina 29072
Phone (800) 525-7686	(803) 951-2265
Fax (908) 497-2314	(between 9:00 a.m. and 5:00 p.m. Eastern time)

RISK FACTORS

The Plan is solely intended to provide a useful service to current holders of our common stock. We are not recommending that you buy or sell shares of our common stock. Investing in our common stock involves risks. You should participate in the Plan only after you have independently researched your investment decision and have considered, among others, the investment considerations set forth below as well as the risk factors regarding our business and operations discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated into this prospectus by reference. You should also consider information contained in any prospectus supplement or other information we may incorporate into this prospectus by reference, including any of our filings with the Securities and Exchange Commission made after the date of this prospectus.

If any of the following risks actually occurs, our financial condition, results of operations and liquidity could be materially adversely affected. If this were to happen, the value of our common stock could decline, and if you invest in our common stock, you could lose all or part of your investment.  The discussion below highlights some important risks we have identified related to an investment in shares of our common stock, but these and the risks regarding our business and operations discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 should not be assumed to be the only factors that could affect our future performance and condition, financial and otherwise. Additional risks not presently known to us or that we currently believe to be less significant may also adversely affect our business, financial condition and results of operations, perhaps materially.

You should not place undue reliance on any forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

Risks Related to the Purchase of Shares Under the Plan

There is a limited trading market for our common stock.

Although the shares of our common stock are listed on Nasdaq, our common stock is not widely traded and is not expected to be widely traded in the near future. There can be no assurance that our common stock will trade at prices at or above the applicable price per share on each dividend payment date. An inactive or illiquid trading market may have an adverse impact on the market price of the common stock. Moreover, price fluctuations in the common stock may not necessarily be dependent upon or reflective of our performance.

We may in the future issue additional shares of common stock.

The Board will continue to have authority to issue additional shares of common stock from time to time. Any future issuances of common stock may result in dilution of the value of the shares you acquire pursuant to the Plan.

Our management has discretion in the allocation of proceeds of this offering.

We intend to use the net proceeds from the sale of the shares of common stock pursuant to the Plan for general corporate purposes to support our growth and expansion and the growth of our Bank. Our management, however, has discretion in determining the actual manner in which the net proceeds will be applied. The precise use, amounts and timing of the application of proceeds will depend upon, among other things, the funding requirements of our subsidiaries, the availability of other funds, and the existence of business opportunities. See “Use of Proceeds” below for more information.

Our ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

Our ability to pay cash dividends may be limited by regulatory restrictions, by our Bank’s ability to pay cash dividends to our holding company and by our need to maintain sufficient capital to support our operations. The ability of our Bank to pay cash dividends to our holding company is limited by its obligation to maintain sufficient capital and by other restrictions on its cash dividends that are applicable to national banks and banks that are regulated by the FDIC. If our Bank is not permitted to pay cash dividends to our holding company, then we may be unable to pay cash dividends on our common stock. Also, pursuant to the terms of a Formal Agreement with its primary federal regulator, the OCC, our Bank is currently not permitted to pay cash dividends to our Company without the prior consent of the OCC. I n addition, the Company must currently obtain preapproval of the Federal Reserve Board before paying dividends.

As long as shares of our Series T Preferred Stock are outstanding, no dividends may be paid on our common stock unless all dividends on the Series T Preferred Stock have been paid in full. Additionally, prior to November 21, 2011, so long as the Treasury owns shares of the Series T Preferred Stock, we are not permitted to increase cash dividends on our common stock without the Treasury’s consent. The dividends declared on shares of our Series T Preferred Stock will reduce the net income available to common shareholders and our earnings per common share. Additionally, the warrant to purchase our common stock issued to the Treasury, in conjunction with the issuance of the Series T Preferred Stock, may be dilutive to our earnings per share. These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, and if declared by our board of directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our board of directors could reduce or eliminate our common stock dividend in the future.

If we are unable to redeem the Series T Preferred Stock after five years, we will be required to make higher dividend payments on this stock, thereby substantially increasing our cost of capital.

If we are unable to redeem the Series T Preferred Stock issued to the Treasury pursuant to the CPP prior to February 15, 2014, the dividend rate will increase substantially on that date, from 5.0% per annum to 9.0% per annum. Depending on our financial condition at the time, this increase in the annual dividend rate on the Series T Preferred Stock could have a material negative effect on our liquidity, our net income available to common shareholders, and our earnings per share.

Legislation or regulatory changes could cause us to seek to repurchase the preferred stock and warrant that we sold to the Treasury pursuant to the CPP.

Legislation that was adopted after we closed on our sale of the Series T Preferred Stock and CPP Warrant on November 21, 2008, altered the terms of our CPP transaction in ways that create additional restrictions, complexity and compliance time and expense. Any legislation or regulations that may be implemented in the future may have a further material impact on the terms of our CPP transaction with the Treasury. We may seek to unwind, in whole or in part, the CPP transaction by repurchasing some or all of the preferred stock and warrant that we sold to the Treasury pursuant to the CPP. If we were to repurchase all or a portion of such preferred stock or warrant, then our capital levels could be materially reduced.

The Series T Preferred Stock impacts net income available to our common shareholders and earnings per common share, and the warrant we issued to the Treasury may be dilutive to holders of our common stock.

The dividends declared on our Series T Preferred Stock issued to the Treasury pursuant to the CPP will reduce the net income available to common shareholders and our earnings per common share. The Series T Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of

First Community Corporation. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to the Treasury in conjunction with the sale to the Treasury of the Series T Preferred Stock is exercised. The shares of common stock underlying the warrant represent approximately 5.7% of the shares of our common stock outstanding as of March 31, 2010 (including the shares issuable upon exercise of the warrant in total shares outstanding). Although the Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

Holders of the Series T Preferred Stock have rights that are senior to those of our common shareholders.

The Series T Preferred Stock that we issued to the Treasury on November 21, 2008 is senior to our shares of common stock and holders of the Series T Preferred Stock have certain rights and preferences that are senior to holders of our common stock. The Series T Preferred Stock ranks senior to our common stock and all other equity securities of ours designated as ranking junior to the Series T Preferred Stock. So long as any shares of the Series T Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiary also generally may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series T Preferred Stock for all prior dividend periods, other than in certain circumstances described more fully below. Furthermore, the Series T Preferred Stock is entitled to a liquidation preference over shares of our common stock in the event of our liquidation, dissolution or winding up.

FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this document, contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of the Company. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, without limitation, those described under the heading “Risk Factors” in this prospectus and the following:

•                  reduced earnings due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including, but not limited to, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;

•                  reduced earnings due to higher other-than-temporary impairment charges resulting from additional decline in the value of our private label mortgage backed securities portfolio, specifically as a result of increasing default rates, and loss severities on the underlying real estate collateral.

•                  the amount of our loan portfolio collateralized by real estate and weaknesses in the real estate market;

•                  our ability to comply with the Formal Agreement with our primary bank regulator and potential regulatory actions if we fail to comply;

•                  restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;

•                  the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;

•                  significant increases in competitive pressure in the banking and financial services industries;

•                  changes in the interest rate environment which could reduce anticipated or actual margins;

•                  changes in political conditions or the legislative or regulatory environment, including the effect of recent financial reform legislation on the banking and financial services industries;

•                  general economic conditions, either nationally or regionally and especially in our primary service area, being less favorable than expected resulting in, among other things, a deterioration in credit quality;

•                  changes occurring in business conditions and inflation;

•                  increased funding costs due to market illiquidity, increased competition for funding, and/or increased regulatory requirements with regard to funding;

•                  changes in deposit flows;

•                  changes in technology;

•                  changes in monetary and tax policies;

•                  changes in monetary and tax policies, including confirmation of the income tax refund claims received by the Internal Revenue Service;

•                  changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board and the Financial Accounting Standards Board;

•                  the rate of delinquencies and amounts of loans charged-off;

•                  the rate of loan growth in recent years and the lack of seasoning of a portion of our loan portfolio;

•                  our ability to maintain appropriate levels of capital and to comply with our higher individual minimum capital ratios;

•                  our ability to attract and retain key personnel;

•                  our ability to retain our existing customers, including our deposit relationships; \adverse changes in asset quality and resulting credit risk-related losses and expenses;

•                  loss of consumer confidence and economic disruptions resulting from terrorist activities; and

•                  other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” contained in this prospectus and may be described in any prospectus supplement and in the “Risk Factors” and other sections of the documents that we incorporate by reference into this prospectus, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and in our other reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

USE OF PROCEEDS

We are unable to predict either the number of shares of common stock that will be sold pursuant to the Plan or the prices at which such shares will be sold.  We will use the proceeds of this offering for general corporate purposes.  The proceeds may either be used at the holding company level or contributed to our subsidiary.  Pending such use, we will invest the proceeds in high-quality, short-term investments.

PLAN OF DISTRIBUTION

Except to the extent the plan administrator purchases shares of our common stock on the open market, the common stock acquired under the Plan will be sold directly by us through the Plan. We will pay all costs of administration of the Plan. You will not be charged any brokerage commissions or other fees or expenses in connection with the purchase of shares under the Plan, although we reserve the right to establish a service charge in the future. You will, however, be charged brokerage commissions in connection with any sale of your shares through the administrator or a broker or dealer selected by the administrator under the Plan.  (See Question 15 for more information.)  The price of share of common stock purchased under the Plan is determined as described in answer to Question 10 above.

INDEMNIFICATION

Our articles of incorporation and bylaws, as well as the statutes of the state of South Carolina, contain provisions providing for the indemnification of our directors and officers against certain liabilities, including liabilities arising under the Securities Act of 1933.  These provisions generally set forth the instances and requirements with respect to indemnification of directors and officers by the corporation, provide for the advancement of expenses to be incurred in legal proceedings upon compliance with certain requirements, provide for mandatory indemnification by the corporation of directors and officers who are wholly successful in the defense of legal proceedings, and permit a corporation to purchase and maintain insurance on behalf of persons who are or were officers or directors.  We also maintain directors’ and officers’ liability insurance.  To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the provisions described above or otherwise, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of our common stock to be issued under the plan has been passed upon by Nelson Mullins Riley & Scarborough  LLP, Greenville, South Carolina.

EXPERTS

The consolidated financial statements incorporated in this prospectus, by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Elliott Davis, LLC, an independent registered public accounting firm, as stated in their report.  Such report is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement for the securities on Form S-3 under the Securities Act of 1933. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein):

•                  Our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 29, 2011;

•                  Our Current Report on Form 8-K, filed with the SEC on January 21, 2011; and

•                  Our Registration Statement on Form S-3, filed with the SEC on February 12, 2009, which contains a description of our common stock.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to:

First Community Corporation

Attn: Shareholder Information

5455 Sunset Blvd.

Lexington, SC  29072

Phone: (803) 951-2265 (between 9:00 a.m. and 5:00 p.m. Eastern time)

First Community Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$113.20
Printing expenses (estimated)	$2,000.00
Legal fees and expenses (estimated)	$4,000.00
Miscellaneous (estimated)	$1,000.00
TOTAL	$7,113.20

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Company’s bylaws, each of its directors has the right to be indemnified by the Company to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding.  This right to indemnification includes the right to the advancement of reasonable expenses by the Company, to the maximum extent permitted by law.  Under the Company’s bylaws, to the extent authorized by its board of directors, the Company may also grant rights of indemnification to any of its officers to the fullest extent permitted under its bylaws with respect to the indemnification of directors.

Pursuant to the South Carolina Business Corporation Act (the “Business Corporation Act”), a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the Business Corporation Act.  Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding.  The Company’s articles of incorporation do not contain any such limitations.  The Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Business Corporation Act.

Under the Company’s articles of incorporation, no director of the Company will be liable to the Company or its shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify.  The Company maintains directors and officers’ liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 33-86258 on Form S-1).

4.2

Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation establishing the terms of the Series T Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on November 25, 2008).

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement No. 33-86258 on Form S-1).

5.1	Legal opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (contained in their opinion filed as Exhibit 5.1).

23.2	Consent of Elliott Davis, LLC.

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).

99.1	Form of Letter to Shareholders.

99.2	Participation Enrollment Form.

ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of South Carolina, on this 20th day of April, 2011.

FIRST COMMUNITY CORPORATION

By:	/s/ Michael C. Crapps
Michael C. Crapps
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Michael C. Crapps for himself or herself in name, place and stead, in any and all capacities, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and  agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of the 20th day of April, 2011.

SIGNATURE	CAPACITY

/s/ Richard K. Bogan
Richard K. Bogan	Director

/s/ Thomas C. Brown
Thomas C. Brown	Director

/s/ Chimin J. Chao
Chimin J. Chao	Director

/s/ Michael C. Crapps
Michael C. Crapps	Director, President,
Chief Executive Officer, and
Principal Executive Officer

/s/ Anita B. Easter
Anita B. Easter	Director

/s/ O.A. Ethridge
O.A. Ethridge	Director

/s/ George H. Fann, Jr.
George H. Fann, Jr.	Director

/s/ J. Thomas Johnson
J. Thomas Johnson	Director

/s/ W. James Kitchens, Jr.
W. James Kitchens, Jr.	Director

/s/ James C. Leventis
James C. Leventis	Director, Chairman of
The Board and Secretary

/s/ Joseph G. Sawyer
Joseph G. Sawyer	Senior Vice President,
Chief Financial Officer
and Principal Accounting Officer

/s/ Alexander Snipe, Jr.
Alexander Snipe, Jr.	Director

/s/ Richard M. Todd, Jr.
Richard M. Todd, Jr.	Director

/s/ Loretta R. Whitehead
Loretta R. Whitehead	Director

/s/ Mitchell M. Willoughby
Mitchell M. Willoughby	Director

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 33-86258 on Form S-1).

4.2

Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation establishing the terms of the Series T Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on November 25, 2008).

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement No. 33-86258 on Form S-1).

5.1	Legal opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (contained in their opinion filed as Exhibit 5.1).

23.2	Consent of Elliott Davis, LLC.

24	Power of Attorney (contained on the signature pages of this Registration Statement).

99.1	Form of Letter to Shareholders.

99.2	Participation Enrollment Form.